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                                                                 EXHIBIT (c)(11)

                      [Hambrecht & Quist LLC Letterhead]

                                  June 9, 1998

Confidential

Network Associates, Inc.
3965 Freedom Circle
Santa Clara, CA 95054

Attention:     Bill Larson
               Chairman & CEO

Dear Bill:

         In connection with your consideration of a possible transaction involving CyberMedia, Inc. (the "Company"), you have received or may at your request receive from the Company or its advisors following the date hereof certain non-public, proprietary information containing valuable and confidential trade secrets and other technical and financial data about the Company (the "Confidential Information"). Unauthorized disclosure of the Confidential Information would cause substantial and irreparable damage to the business and competitive position of the Company. The Confidential Information is being provided to you in confidence for the term of this Letter in accordance with the following terms and conditions:

         1. The Confidential Information is being provided to you solely for the purpose of enabling you to make an evaluation of your possible participation in a transaction currently under consideration involving the Company (the "Permitted Use").

         2. Without the prior written consent of the Company, you shall not
(a) disclose to any third party the fact that the Company has provided any Confidential Information to you or that you are exploring the possibility of participating in a possible transaction involving the Company or that such a transaction is the subject of consideration (such information set forth in this subparagraph (a) being herein included as Confidential Information); (b) disclose to any third party any or all of the Confidential Information or permit any such third party to have access to the Confidential Information or (c) use the Confidential Information for any purpose other than the Permitted Use. You shall only disclose the Confidential Information to those of your employees, agents and advisors who shall reasonably need to know and who agree to be bound by the terms of this Letter. Such disclosure shall be made only to the extent necessary in




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Network Associates, Inc.
June 9, 1998
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order to prepare the above-mentioned evaluation or to make decisions or render advice in connection therewith.

         3. The aforesaid obligations assumed by you hereunder shall not apply to any of the Confidential Information (except as contained in paragraph 2(a)) which falls within either of the following:

            a. Confidential Information which has come within the public domain through no fault of or action by you; or

            b. Confidential Information which is in your possession on the date hereof or is obtained, after the date hereof, by you from any third party, provided that such Confidential Information was obtained by or provided to you lawfully and not in violation of any contractual or legal obligation of any person to the Company.

Notwithstanding the above, nothing herein shall prevent you from disclosing Confidential Information which you are required to disclose by court order or pursuant to the rules and regulations of a governmental agency or body, in either case having jurisdiction over you, to the extent so required by such court order or the published rules and regulations of such governmental authority; provided, however, that prior to any such disclosure you shall (i) notify the Company promptly in writing of any order or request to disclose and of the facts and circumstances surrounding such order or request so that the Company may seek an appropriate protective order and (ii) cooperate with the Company at the Company's expense in any proceeding to obtain an appropriate protective order.

         4. You agree to use all reasonable efforts to keep the Confidential Information confidential. Such efforts shall not be less than those which you employ for the protection of your corresponding trade secrets and other confidential information. You will promptly provide the Company with notice of any known breach of the terms of this Letter or unauthorized disclosure of the Confidential Information.

         5. You agree to indemnify the Company for damages arising from any breach of the terms of this Letter by you, including, without limitation, unauthorized use (i.e., use for any purpose other than the Permitted Use) or disclosure of the Confidential Information by you, your present or future employees, agents or advisors. In addition to any and all remedies available to the Company, at law or in equity, respecting a breach hereof, you agree to take all reasonable measures, including, but not limited to, court proceedings at your own expense, to restrain current or future employees, agents or advisors from unauthorized use or disclosure of the Confidential Information.



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Network Associates, Inc.
June 9, 1998
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         6. Except as may otherwise be expressly set forth in a definitive agreement between you and the Company, neither the Company nor Hambrecht & Quist LLC shall be deemed to make or have made any representation or warranty as to the accuracy or completeness of the Confidential Information, or any item or items thereof. It is understood that this Letter does not obligate you or the Company to enter into any further agreement.

         7. You shall, when requested by the Company, within 30 days destroy or return and deliver to the Company Confidential Information, any copies thereof, and all notes, correspondence, documents or other records relating to the Confidential Information or the above-mentioned transaction then in your possession.

         8. In the event that the above-mentioned transaction is not completed, you agree not to solicit or offer employment to any employees of the Company before 18 months from the date of this Letter; provided, however, that the foregoing shall not prohibit you from employing any individuals who have received notice of termination from, or ceased to be employed by, the Company prior to the first time such individuals discussed, directly or with any representatives, employment by you.

         9. You expressly acknowledge that damages alone will not be an adequate remedy for any breach by you of the covenants or agreements set forth herein and that the Company, in addition to any other remedies which it may have, shall be entitled, as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by you of any said covenants.

         10. You acknowledge that in your examination of the Confidential Information you may be exposed to material nonpublic information concerning the business and financial condition of the Company and consequently you agree that prior to 18 months from the date of this Letter, without the prior written approval of the Board of Directors of the Company you will not as such term is defined in the rules and regulation of the Securities Exchange Act of 1934 (and any person acting on behalf of or in concern with you will not) purchase or otherwise acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) any securities of the Company, any warrant or option to purchase such securities, any securities convertible into any such securities or any other right to acquire such securities.

         11. This Letter shall remain in effect for a period of 18 months from the date hereof.

         12. This Letter shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that State's conflicts of laws principles.

         13. Nothing in this Letter is intended to grant any rights under any copyright or




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Network Associates, Inc.
June 9, 1998
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trademark of the Company, nor shall this Letter grant any rights in or to the
Confidential Information, except for the Permitted Use.

         14. This Letter shall be binding upon and inure to the benefit of the undersigned parties and to their respective successors, agents and assigns, provided that the Confidential Information may not be disclosed or transferred except as provided herein, without the prior written consent of the Company. If any provision of this Letter is deemed void by law, the remaining provisions shall continue in full force and effect. Failure to enforce any provision of this Letter shall not constitute a waiver of any term hereof. This Letter may be executed in counterparts, each of which shall be deemed an original and each of which together shall constitute one and the same instrument.

         If the foregoing is acceptable to you, please sign so indicate by signing and returning to the Company as soon as possible a copy of this Letter.

                                             Very truly yours,


                                             HAMBRECHT & QUIST LLC



                                             By: /s/ David Golden
                                                 -----------------------------
                                                 as agent for CyberMedia, Inc.



Agreed and accepted:

NETWORK ASSOCIATES, INC.


By      /s/ Terence Davis
        ---------------------------------

Title   Manager of Corporate Development
        ---------------------------------